SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):     June 1, 2007 (May 25, 2007)
Verso Technologies, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-22190	41-1484525

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Galleria Parkway, Suite 200, Atlanta, Georgia	30339

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(678) 589-3500

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On May 25, 2007, Verso Technologies, Inc. (the “Company”) entered into an agreement (the “Agreement”) with Citel Technologies Limited (“Citel U.K.”), Citel Technologies, Inc. (“Citel U.S.” and, together with Citel U.K., “Citel”), MCK Canada Operations Inc. and Citel PLC, pursuant to which Citel prepaid that certain Secured Convertible Promissory Note made by Citel in favor of the Company, dated January 21, 2005, as amended (the “Note”), by making an immediate cash payment to the Company of approximately $1.9 million. In addition, Citel PLC is required to issue to the Company 62,424 shares of Citel PLC’s capital stock (the “Shares”), which Shares had a market value of approximately $70,000 as of May 24, 2007 and, based upon representations made by Citel to the Company, are fully tradable on the AIM market of the London Stock Exchange. The Company has agreed not to sell or transfer the Shares prior to January 21, 2008, the original maturity date of the Note. Upon receipt of the Shares, the Company will cancel the Note and release its security interest in the collateral securing the Note. Prior to entering into the Agreement, approximately $2.2 million of principal and interest was outstanding under the Note and payable in six monthly installment payments of $75,000 each, with the first installment payment being payable in July 2007 and with all remaining interest and principal being due and payable on January 21, 2008.
     The foregoing description of the Agreement is qualified in its entirety by reference to the full text of such document which is filed as Exhibit 99.1 to this Current Report.
Item 9.01 Financial Statements and Exhibits.
(a)	Financial Statements of Business Acquired. None.

(b)	Pro Forma Financial Information. None.

(c)	Shell Company Transactions. None.

(d)	Exhibits.

99.1	Agreement among Verso Technologies, Inc., Citel Technologies Limited, Citel Technologies, Inc., MCK Canada Operations Inc. and Citel PLC executed on May 25, 2007 but dated May 24, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

VERSO TECHNOLOGIES, INC.
By:	/s/ Martin D. Kidder
Martin D. Kidder, Chief Financial Officer

Dated: June 1, 2007

EXHIBIT INDEX

99.1	Agreement among Verso Technologies, Inc., Citel Technologies Limited, Citel Technologies, Inc., MCK Canada Operations Inc. and Citel PLC executed on May 25, 2007 but dated May 24, 2007.